Exhibit 10.214

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

2009 DEFERRED COMPENSATION PLAN

INTRODUCTION

This Plan was adopted by the Company effective January 1, 2009 and is intended to be an unfunded plan that is maintained by the Employers primarily for the purpose of providing deferred compensation in the form of retirement income for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) Sections 201(2) and 301(a)(3). This Plan shall be interpreted and administered to the extent possible with that stated intent. The Plan is intended to be exempt under ERISA Section 401(a)(1).

ARTICLE 1

DEFINITIONS

The following terms have the meanings set forth below when used in this Plan, unless a different meaning is clearly required by the context of the Plan.

1.1       “Account” means the notional account established under the Trust for the benefit of each Participant hereunder.

1.2       “Administrator” means the individual(s) or corporation appointed by the Employer to carry out the administration of the Plan, and to serve as the agent for the Employer with respect to the Trust as contemplated by the agreement establishing the Trust. In the event an Administrator has not been appointed, or resigns from a prior appointment, the Employer shall be deemed to be the Administrator. The Administrator shall have the authority to delegate some or all of the administration of the Plan to one or more persons.

1.3       “Affiliated Employer” or “Affiliate” means the Company and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company.

1.4       “Annual Base Compensation” means the Participant’s annualized gross rate of salary, including commissions, paid before any deductions of any kind whatsoever and excluding overtime, bonuses and other extraordinary compensation.

1.5       “Beneficiary Designation Form” means the form used by the Administrator for the Participant to designate one or more beneficiaries to receive the amount in his Account upon his death.

1.6	“Board” means the board of directors of the Company.

1.7	“Change in Control” means:

(a)       The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

(b)       The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(c)       The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the Voting Stock then outstanding after giving effect to such acquisition; or

(d)       Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to be or have been a member of the Incumbent Board.

Notwithstanding the foregoing provisions of Section 1.7(c), unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section 1.7(c) solely because (A) the Employer, (B) a Subsidiary, or (C) any Employer-sponsored employee stock ownership plan or any other employee benefit plan of the Employer or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 35% or otherwise.

Notwithstanding the foregoing and except for the purposes of Article III herein only, a Change in Control shall not be deemed to occur under this Plan unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto.

1.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9	“Company” means Dollar Thrifty Automotive Group, Inc.

1.10     “Contribution” means an amount contributed by the Employer to a Participant’s Account pursuant to Article 3.

1.11     “Contribution Date” means the last day of each calendar quarter during the Plan Year.

1.12	“Director” means any member of the Board.
1.13	“Effective Date” means January 1, 2009.

1.14     “Employer” means the Company and any other Affiliated Employer which adopts this Plan with the consent of the Company.

1.15     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.16     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.17     “Insolvent” means either the Employer is unable to pay its debts as they become due, or the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

1.18     “Investment Recommendation Form” means the form approved and used by the Administrator for the Participant to recommend investments in his Account to the Trustee.

1.19     “Participant” means an officer of the Employer who is eligible to participate in the Plan pursuant to Article 2.

1.20     “Payment Election Form” means the form approved and used by the Administrator for the Participant to elect the time and form of distributions from his Account.

1.21     “Plan” means this Dollar Thrifty Automotive Group, Inc. 2009 Deferred Compensation Plan and all amendments hereto.

1.22	“Plan Year” means the calendar year.

1.23     “Trust” means the specific Trust under the Plan (or the separate Trust for each individual Employer which has adopted the Plan, as the context so requires), which trust is intended to qualify as a “Rabbi Trust” under Rev. Proc. 92-64 (as amended or modified from time to time) and to constitute the legal agreement between the Employer and the Trustee, which establishes the rights and liabilities of each in managing and controlling the assets of the Trust for the purposes of the Plan.

1.24     “Trustee” means the Bank of Oklahoma, N.A., or such other trustee as may be appointed by the Administrator from time to time.

ARTICLE 2

ELIGIBILITY

All officers of the Employer at the level of Staff Vice President and above shall be eligible to participate in the Plan. The Administrator, in its sole discretion, may add additional eligibility requirements at any time, or from time to time.

ARTICLE 3

CONTRIBUTIONS

For each Plan Year in which an individual is a Participant in the Plan, he shall receive a Contribution to his Account by the Company on each Contribution Date such that the total annual Contributions shall be equal to 15% of his then-current Annual Base Compensation, provided that the officer is employed with the Company and otherwise eligible to participate in the Plan through the applicable Contribution Date.

ARTICLE 4

VESTING

A Participant shall be 100% vested in the Participant’s Account at all times.

ARTICLE 5

ACCOUNTS

5.1       Accounting. The Administrator shall cause the Trustee to establish a separate Account for each Participant reflecting Contributions together with any adjustments for income, gain or loss and any payments from the Account. The Administrator shall provide each Participant with a quarterly statement of his or her Account.

5.2       Investments. The assets of the Trust shall be invested in such investments as the Trustee shall determine under the Trust Agreement. The Trustee may receive investment recommendations from the Participant as provided in an Investment Recommendation Form, however such recommendations shall in no way be binding on the Trustee.

ARTICLE 6

PAYMENT OF ACCOUNTS

6.1	Time And Form of Payment.

(a)       Elections. Each Participant shall complete a Payment Election Form and file such with the Administrator (i) prior to the commencement of the Plan Year, or (ii) to the extent permitted under Section 409A of the Code, within 30 days of becoming eligible to participate in the Plan. The Payment Election Form shall designate the time and form of payment of the Participant’s Account balance in connection with amounts deferred following submission of the Payment Election Form. In the event the Participant does not timely complete a Payment Election Form in accordance with this Section 6.1(a), the Participant will be deemed to have elected to receive payments in a single lump-sum payment as soon as possible but in no event later than 90 days following the earlier of (i) the Participant’s separation from service, as determined in accordance with Section 409A of the Code, (ii) a Change in Control, or (iii) the Participant’s death.   In the event a Participant is deemed to have made an election in accordance with the preceding sentence, such Participant will be permitted to submit a Payment Election Form at any time prior to the commencement of the following Plan Year, and such election shall apply to all amounts deferred in Plan Years beginning after the submission of such Payment Election Form. Participants may at any time submit a new Payment Election Form which shall apply to all Plan Years commencing after the submission of such new Payment Election Form.

(b)       Changes to Elections. The elections made by the Participant, or deemed to be made by the Participant pursuant to Section 6.1(a), will remain effective with respect to deferred amounts unless and until the Participant files an amended Payment Election Form with the Administrator. Any amended Payment Election Form, other than an election related to an Unforeseeable Emergency pursuant to Section 6.3, will not take effect until 12 months after the date on which the election is made AND other than a change in election related to an unforeseeable emergency pursuant to Section 6.3, no amended Payment Election Form shall result in (i) an acceleration of payment under the Plan or (ii) a subsequent deferral of payment for a period of less than five years from the date such payment would otherwise have been paid (or, in the case of installment payments, five years from the date the first amount was scheduled to be paid).

(c)       Form of Payment. On the Payment Election Form, a Participant shall elect the form of the payments to be either:

(i)	a single lump-sum payment; or

(ii)      annual installments over a period, up to 10 years, elected by the Participant, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.

(d)       Time of Payment. On the Payment Election Form, a Participant shall elect the timing of the payments to occur (or begin, in the case of installments) as follows (or the earlier of any of the following):

(i)        As soon as possible, but in no event later than 90 days following a Change of Control, in which case the form of payments must be a single lump-sum payment;

(ii)       As soon as possible, but in no event later than 90 days following the Participant’s separation from service, as determined in accordance with Section 409A of the Code, other than as a result of the Participant’s death (in which case the form of payment will be pursuant to the Beneficiary Designation Form, as explained below);

(iii)      As soon as possible but in no event later than 90 days following the Participant’s attainment of age 62.

6.2       Death. Within 30 days of becoming eligible to participate in the Plan, each Participant shall complete a Beneficiary Designation Form and file such with the Administrator. The Beneficiary Designation Form shall designate the form of payment of the Participant’s Account balance in the event the Participant dies prior to the complete distribution of his Account balance. Such payment may be made in either (i) a single lump-sum payment; or (ii) annual installments over a period, up to 10 years (or 10 years less the number of years annual installments had been made to the Participant prior to his death), with the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid. In the event the Participant does not complete a Beneficiary Designation Form within 30 days of becoming eligible to participate in the Plan, the Participant’s shall be deemed to have elected a lump sum payment. These elections or deemed elections will remain effective unless and until the Participant files an amended Beneficiary Designation Form with the Administrator. Any change to the election as to form of payment filed with an amended Beneficiary Designation Form will not take effect until 12 months after the date on which the election is made AND no amended Payment Election Form shall result in (i) an acceleration of payment under the Plan or (ii) a subsequent deferral of payment for a period of less than five years from the date such payment would otherwise have been paid (or, in the case of installment payments, five years from the date the first amount was scheduled to be paid). If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stripes in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

In the event a distribution is to be made to a minor, then the Administrator may direct that such distribution be paid to the legal guardian, or if none, to a parent or such beneficiary or a responsible adult with whom the beneficiary maintains his residence, or to the custodian for such beneficiary under the Uniform Transfers to Minors Act (or similar applicable statute); if such is permitted by the laws of the state in which said beneficiary resides. Such a payment to the legal guardian, custodian or parent of a minor beneficiary shall fully discharge the Employer from further liability on account thereof.

6.3       Unforeseeable Emergency. Upon the request of a Participant who has had an Unforeseeable Emergency, the Board (in its sole discretion) may direct the Trustee to make a distribution of part or all of the Participant’s Benefit from his Account even though such distribution occurs before the date otherwise determined under the Plan and the Participant’s Payment Election Form, provided that such distribution is otherwise in accordance with Treasury Department Final Regulation 1.409A-3(i)(3), or any successor thereto. This distribution shall be in an amount that the Board determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.

A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Administrator and shall provide such additional information as the Administrator may require. The early hardship withdrawal must be approved by the Board and will be limited to the amount the Board determines necessary to meet the emergency. The Board’s decision is final.

ARTICLE 7

ADMINISTRATION

7.1	Administrator’s Interpretation.

(a)       The Administrator shall oversee the administration of the Plan in accordance with this Article 7, except as this Plan specifically delegates such administration, discretion, or decision making.

(b)       The Administrator shall have complete control and authority to determine all rights, benefits, claims, demands and actions arising out of the provisions of the Plan for any Participant, deceased Participant, beneficiary, or other person having or claiming to have any interest under the Plan; the Administrator shall have complete discretion to interpret the Plan and any ambiguities under the Plan; the Administrator shall have complete discretion to decide all matters under the Plan; such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously.

(c)       Any individual(s) serving as Administrator who is a Participant shall not vote or act on any matter relating solely to his or her Account.

(d)       The Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

7.2       Powers and Duties. The Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

7.3       Information.  The Employer shall supply full and timely information to the Administrator on all matters relating to the base salary of Participants, their employment, retirement, death, separation from service and such other pertinent facts as the Administrator may require. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Trustee.

7.4       Payment of Expenses. Any reasonable administrative expenses (including those referred to in Section 7.2 above) shall be paid by the Employer unless the Employer determines in advance of incurring the expense that administrative costs shall be borne by the Participants under the Plan or by the Trust established hereunder.

7.5       Indemnification of Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Administrator or as a member of a committee designated as Administrator (including any Employee or former Employee who previously served as Administrator or as a member of such committee) against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 8

AMENDMENT OR TERMINATION OF PLAN

8.1       Amendment. The Employer, at any time or from time to time, may amend any or all of the provisions of the Plan as to it without the consent of any employee or Participant. No amendment shall have the effect of reducing the Account of any Participant at the time of such amendment, unless such amendment is made to comply with federal, state or local laws, statutes or regulations.

8.2       Termination. This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Participant or consideration for, or an inducement or condition of employment for, the performance of the services by a Participant. The Employer reserves the right to terminate the Plan at any time by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer. Upon termination, the Employer may (a) elect to continue to maintain the Trust to pay Benefits hereunder as they become due as if the Plan had not been terminated; or (b) direct the Trustee to pay promptly to Participants the balance of their Accounts, provided that no such action shall be taken to the extent that it would result in a violation of Section 409A of the Code.

No termination shall have the effect of reducing the Account of any Participant at the time of such termination, unless such termination is made to comply with federal, state or local laws, statutes or regulations.

8.3       Adoption By Affiliates. With the consent of the Board, any Affiliate of the Employer may adopt this Plan for the benefit of its eligible Employees as then determined by the Board.

ARTICLE 9

MISCELLANEOUS

9.1	Plan Interpretation.

(a)       All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.

(b)       If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

(c)       Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

(d)       This Plan is governed by the Code and the Treasury regulations issued thereunder (as they might be amended from time to time). To the extent not preempted by Federal law, the provisions of this Plan shall be construed, enforced and administered according to the laws of the State of Oklahoma.

9.2       Limitation of Participant’s Rights. This Plan shall not be deemed to constitute an employment contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or employee. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant at any time regardless of the effect which such discharge shall have upon him as a Participant of this Plan.

9.3       Unfunded Plan. It is intended that the obligations of the Employer under the Plan will constitute a mere promise of the Employer to make benefit payments in the future. No Participant shall have rights against the Employer or any other person with respect to payments under the Plan other than those given by law to general unsecured creditors of the Employer. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

9.4       Action By The Employer. Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

9.5       Compliance with Section 409A of the Code; Awards to Specified Employees. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. All Contributions shall be issued and all Account balances paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Notwithstanding anything herein to the contrary, to the extent that any payment hereunder is payable in connection with the Participant’s separation from service and at the time of the separation from service the Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) then such payment shall be made on the first business day of the first calendar month that begins after the six-month anniversary of the separation from service or, if earlier, on the date of the Participant’s death. Any provision of this Plan that would cause a violation of Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by the Guidance).

9.6       No Guarantee of Tax Consequences. Neither the Administrator nor the Employer makes any commitment or guarantee that any amounts in the Account of a Participant under the Plan will be excludable from the Participant’s gross income for federal or state income tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant, it shall be the obligation of each Participant to determine whether the amounts contributed to his Account under the Plan are excludable from the Participant’s gross income for federal and state income tax purposes, and to notify the Employer if the Participant has reason to believe that any such amount is not so excludable. Notwithstanding the foregoing, the rights of Participants under this Plan shall be legally enforceable.

9.7       Tax Withholding. The Trustee shall have the right to deduct from all cash payments any federal, state or local taxes required by law to be withheld with respect to any payment made to a Participant.

9.8       Nonassignability of Rights. The right of any Participant to receive any benefits under the Plan shall not be alienable by the Participant by assignment or any other method, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of any Participant or any beneficiary of any Participant.

9.9       Separate Plan and Trusts. It is the intent of the Employers and the Affiliates adopting the Plan and executing the Trust that, although only one Plan document and Trust document set forth the governing provisions, nevertheless separate Plans and separate Trusts are created for each Affiliate. The assets of an Employer or Affiliate and the beneficial interests of the Participants in the Trust belong only to such Employer or Affiliate or its Participants. The creditors of an Employer or Affiliate may not reach the Plan assets held in trust or otherwise of another Employer or Affiliate which adopts the Plan and Trust.

ATTACHMENT 1

Deferral Election Form

ATTACHMENT 2

Investment Recommendation Form